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                                                                     EXHIBIT 10J

                           NATIONAL COMPUTER SYSTEMS
                                   CORPORATE
                           MANAGEMENT INCENTIVE PLAN

                                      1994

    It is NCS' intent to compensate its senior management employees in a manner which permits the Corporation to attract, retain, and motivate outstanding people.

    The NCS Corporate Management Incentive Plan (MIP) is designed to reward key senior managers for achieving specific annual NCS financial goals and for individual performance in accomplishing these goals. It aligns the interests of NCS senior management with NCS business and financial plans.

PLAN ELIGIBILITY

    Participation in the plan is determined by position. Eligible positions and target bonus amounts are determined each year and may change from year to year. Participants must be full-time NCS employees. Eligibility is limited and includes those positions which significantly impact the corporate/ NCS Business/Division financial results.

    The eligible positions and participants will be reviewed annually and approved by the CEO.

    Positions and participants in the plan will be selected from the following:

    - CEO,

    - Corporate staff officers,

    - NCS Business presidents and, on a selected basis, their direct management reports,

    - Division general managers.

    Any position or participant exceptions, exclusions and inclusions, to the above must be documented and approved by the CEO.

TARGET BONUS

    Each approved position will be eligible for a specific target bonus award percentage level. This target bonus opportunity will be a percentage of the May 31, 1994, annual base salary for the participant. The target bonus is tied directly to the participant's unit financial performance and an overall evaluation of each individual's performance. Potential earned payouts range from 0% at threshold minimum, to 100% at target bonus, to a pre-defined overachievement percentage for each executive at maximum.

INCENTIVE COMPONENTS

    Participants will have 70% of their potential target bonus based on financial goals and objectives (20% Revenue and 50% Contribution). The remaining 30% of their potential target bonus will be based upon an overall evaluation of the participant's performance during the fiscal year. This overall evaluation will include performance against defined individual objectives and an overall evaluation of performance relative to:

    1)  What you have done to improve shareholder value.

    2) How you have improved customer satisfaction and NCS' ability to serve the customer.

    3) What you have done to make NCS more productive. (Re-engineering, continuous improvements, cost reduction programs)

    4)  What you have done to develop the strength of your organization.

    5)  How well you deal with issues/problems.

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    6)  How you demonstrate personal, quality leadership to the Corporation.

    7)  What you have done to make NCS a better place to work.

    No bonus award payouts will be made to participants for achievement of the 70% financial performance if the individual's operating unit (Corporate or NCS Business or Division) does not accomplish its minimum profit contribution objective(s). (i.e., a division participant requires that the division achieve its minimum profit contribution threshold.) Additionally, total earned bonus payouts will be increased or decreased up to 20% based on actual achievement of the NCS Corporate net income financial goal.

    - If NCS overachieves its 1994 net income goal by 1% to 20%, earned MIP payouts will be INCREASED, prorated, by 1% to 20% of the earned bonus award.

    - If NCS underachieves its 1994 net income goal, earned MIP bonus awards will be DECREASED, prorated, by the same % amount as the net income shortfall, up to 20%.

OVERALL EVALUATION

    Each participant will have 30% of their target bonus award based upon an overall evaluation of the participant's performance. These will be completed for all MIP participants in accordance with the BASIS OF OVERALL EVALUATION IN 1994 (attached).

DETERMINATION OF MIP AWARDS

    Generally speaking, actual financial results WILL NOT include extraordinary gains or losses. In any such matters, including acquisitions, the CEO will make the appropriate approval decisions where needed.

PAYOUTS AND PRO-RATA

    Earned award payouts will be made no later than April 15, following the end of the plan fiscal year. Any participant must be a full-time employee and be actively employed by NCS on the last day of the fiscal year to be eligible to receive a payout. In coming into or out of an MIP eligible position, participants will be given pro-rata earned award payouts based upon the length of time in such position, however, participants must be in the plan at least SIX
(6) FULL MONTHS during the fiscal year to be eligible to receive any pro-rata award. Pro-rata payouts will be subject to review and approval by the CEO.

DISABILITY, DEATH, OR SPECIAL CIRCUMSTANCES

    In the case of disability, death or other special circumstances impacting a participant in the plan, the CEO may approve pro-rata award payouts.

PLAN EXCEPTIONS AND ADMINISTRATION

    Exceptions and/or modifications to the plan must be approved by the CEO. All decisions made are final.

DISCLAIMER

    Participation in this plan is not to be construed as an employment contract or agreement by the participant.

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                                                                            3/94

                               1994 CORPORATE MIP
                      BASIS OF OVERALL EVALUATION IN 1994

    Thirty percent (30%) of each participant's 1994 target bonus award is based on an overall evaluation of the individual's performance during the fiscal year. Consideration should be given to the individual's performance against the seven
(7) factors listed below as well as how effectively the individual accomplished all aspects of responsibilities and expectations in achieving the approved business and financial plan.

    This adds an element of subjectivity and judgement into the MIP process and is useful because it allows for flexibility in determining earned bonus awards instead of making awards based solely on defined objectives or based only "on the numbers." The rating is to be made independent of financial performance results achieved for the 70% portion.

    It is recommended that prior to making a final determination, the MIP participant should be given an opportunity to complete a self-appraisal rating and comments on himself/herself for consideration by the evaluating manager.

   BONUS
 WEIGHTING                                         BASIS OF OVERALL EVALUATION IN 1994
- -----------
                1.      What have you done to improve shareholder value?
                2.      How have you improved customer satisfaction and NCS' ability to serve the customer?
       30%      3.      What have you done to help NCS be more productive? (Re-engineering, continuous improvements, cost reduction programs)?
                4.      What have you done to develop the strength of your organization?
                5.      How well did you deal with issues/problems?
                6.      How did you demonstrate personal, quality leadership to the Corporation?
                7.      What have you done to make NCS a better place to work?

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